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                                                                       Exhibit 5



                       [Baker & Hostetler LLP Letterhead]

                                        August 22, 2002

American Dental Partners, Inc.
201 Edgewater Dr., Suite 285
Wakefield, MA 01880

Gentlemen:

     We have acted as counsel to American Dental Partners, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 400,000 shares of common stock, $.01 par value (the "Common Shares"), of the Company for issuance under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan") and the Company's Amended and Restated 1996 Directors Stock Option Plan (together with the Option Plan, the "Plans").

     In connection with the foregoing, we have examined: (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-Laws of the Company, (c) the Plans, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that the Common Shares available for issuance under the Plans, when issued in accordance with the Plans, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                        Very truly yours,

                                        /s/ Baker & Hostetler LLP